EXHIBIT 107

Calculation of Filing Fee Table

Form F-3

(Form Type)

TANTECH HOLDINGS LTD

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share(4)		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Class A Common Shares, no par value	457(c)	43,000,026	(2)	$0.40615	(3)	$17,464,460.56	$0.0001381	$2,411.84
	Total Offering Amount			43,000,026				$17,464,460.56		$2,411.84
	Total Fees Previously Paid									N/A
	Total Fee Offsets									N/A
	Net Fee Due									$2,411.84

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the Registrant is also registering hereunder an indeterminate number of additional common shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Consists of an aggregate of 43,000,026 of the Registrant’s Class A common shares, no par value (the “Common Shares”), consisting of 43,000,026 Common Shares issuable upon the exercise of Series E Warrants and Series F Warrants. All 43,000,026 Common Shares are to be offered for resale by the selling shareholders named in the prospectus contained in this Registration Statement on Form F-3.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high ($0.432) and low ($0.3803) sale prices of the Registrant’s Common Shares on the Nasdaq Capital Market on May 26, 2026.

(4)	The Registrant will not receive any proceeds from the sale of its Common Shares by the selling shareholders.